Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sunrise Senior Living, Inc. of our report dated February 29, 2008 (March 30, 2010 with respect to Note 8) (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph related to multiple regulatory violations relating to a community in Pennsylvania), with respect to the consolidated financial statements of AL U.S. Development Venture, LLC for the year ended December 31, 2007, included in the Annual Report on Form 10-K/A of Sunrise Senior Living, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

McLean, Virginia

May 21, 2010